                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                           Filed by the Registrant |X|

Filed by a Party other than the Registrant   | |

Check the appropriate box:

| | Preliminary Proxy Statement          | | Confidential, For Use of the
                                             Commission Only
                                             (as permitted by Rule 14a-6(e)(2))
|X| Definitive Proxy Statement
| | Definitive Additional Materials
| | Soliciting Material Under Rule 14a-12

                             NEW VISUAL CORPORATION

                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

               Payment of Filing Fee (Check the appropriate box):
                               |X| No fee required
   | | Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

| | Fee paid previously with preliminary materials.

| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

                             NEW VISUAL CORPORATION
                         305 NE 102nd Avenue, Suite 105
                             Portland, Oregon 97220



Dear Shareholder:

I am pleased to invite you to New Visual Corporation's 2005 Annual Meeting of Shareholders. The meeting will be held at 10:00 a.m. on Wednesday, July 27, 2005 at the Hotel Vintage Plaza, 422 SW Broadway, Portland, Oregon 97205.

At the meeting, you and the other shareholders will be asked to (1) elect directors to the New Visual Corporation board; and (2) ratify the appointment of Marcum & Kliegman, LLP, as our independent public accountants for the current fiscal year. You will also have the opportunity to hear what has happened in our business in the past year and to ask questions. You will find other detailed information about our operations, including our audited financial statements, in the enclosed annual report.

Your vote is very important. We encourage you to read this proxy statement and vote your shares as soon as possible. A return envelope for your proxy card is enclosed for convenience. You also may have the option of voting by using a toll-free telephone number. Instructions for using this service is included on the proxy card.

Thank you for your continued support of New Visual Corporation. We look forward to seeing you on July 27th.

                                           Very truly yours,

                                           Brad Ketch
                                           President and Chief Executive Officer

                             NEW VISUAL CORPORATION
                         305 NE 102nd Avenue, Suite 105
                             Portland, Oregon 97220

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 27, 2005

Notice is hereby given that New Visual Corporation will hold its 2005 Annual Meeting of Shareholders at the Hotel Vintage Plaza, 422 SW Broadway, Portland, Oregon 97205, on Wednesday, July 27, 2005 at 10:00 a.m.

We are holding this meeting:

     o To elect four directors to serve until the 2006 Annual Meeting of Shareholders and their successors are elected and qualified;

     o To ratify the appointment of Marcum & Kliegman, LLP, as our independent public accountants; and

     o    To transact any other business that properly comes before the meeting.

Your board of directors recommends that you vote in favor of each of the proposals outlined in this proxy statement.

Your board of directors has selected June 15, 2005 as the record date for determining shareholders entitled to vote at the meeting. A list of shareholders on that date will be available for inspection at our corporate headquarters, 305 NE 102nd Avenue, Suite 105 Portland, Oregon 97220, for at least ten days before the meeting. The list also will be available for inspection at the meeting.

This notice of annual meeting, proxy statement, proxy and our 2004 Annual Report to Shareholders are being distributed on or about June 25, 2005.

                                        By Order of the Board of Directors,

                                        Brad Ketch
                                        President and Chief Executive Officer

June 17, 2005

                                TABLE OF CONTENTS

QUESTIONS AND ANSWERS..........................................................1

ITEM 1. ELECTION OF DIRECTORS..................................................2

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS.......................4

         Committees of the Board of Directors..................................4

STOCK OWNERSHIP................................................................5

         Beneficial Ownership of Certain Shareholders, Directors and
         Executive Officers....................................................5

         Section 16(a) Beneficial Ownership Reporting Compliance...............6

ITEM 2.  RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS .......................6

         Audit Committee Report................................................7

ADDITIONAL INFORMATION CONCERNING OUR MANAGEMENT...............................8

         Executive Compensation................................................8

         Employment Agreements with Executive Officers.........................9

         Certain Relationships and Related Transactions.......................10

ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS....................................12

WHERE YOU CAN FIND MORE INFORMATION...........................................13

                              QUESTIONS AND ANSWERS

Q1: WHO IS SOLICITING MY PROXY?

A: We, the board of directors of New Visual, are sending you this proxy statement in connection with our solicitation of proxies for use at the 2005 Annual Meeting of Shareholders (the "Annual Meeting" or the "Meeting"). Certain directors, officers and employees of New Visual also may solicit proxies on our behalf by mail, phone, fax or in person.

Q2: WHO IS PAYING FOR THIS SOLICITATION?

A: New Visual will pay for this solicitation of proxies. New Visual also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses in forwarding our proxy materials to the beneficial owners of New Visual Common Stock.

Q3: WHAT AM I VOTING ON?

A: Two items: (1) the election of Brad Ketch, Ray Willenberg, Jr., Thomas J. Cooper and Jack L. Peckham to our board of directors; and (2) the ratification of Marcum & Kliegman, LLP, as our independent public accountants for the current fiscal year.

Q4: WHO CAN VOTE?

A: Only those who owned New Visual's common stock, par value $0.001 per share ("Common Stock"), at the close of business on June 15, 2005, the record date for the Annual Meeting, can vote. If you owned Common Stock on the record date, you have one vote per share for each matter presented at the Annual Meeting.

Q5: HOW DO I VOTE?

A: You may vote your shares either in person or by proxy.

There are generally three ways to vote:

     o    by toll-free telephone at 1-800-690-6903;
     o    by completing, executing and returning your proxy card; and
     o    by written ballot at the meeting.

Please see your proxy card for the voting options available to you. If your shares are held in a brokerage account in your broker's name (this is called street name), you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by telephone. If you provide specific voting instructions by mail or telephone, your shares should be voted by your broker or nominee as you have directed.

We will pass out written ballots to anyone who holds shares in his or her own name and who wants to vote at the Meeting. If you hold your shares in street name, you must request a legal proxy from your broker to vote at the Meeting.

If you vote by telephone, your vote must be received by 11:59 p.m., Eastern Time on July 26th, the day before the meeting. Your shares will be voted as you indicate. If you return your proxy card but you do not mark your voting preference, the individuals named as proxies will vote your shares FOR the election of the four nominees for director named in this proxy statement and FOR ratification of Marcum & Kliegman, LLP as our independent public accountants.

Q6: WHAT CONSTITUTES A QUORUM?

A: Voting can take place at the Annual Meeting only if shareholders owning shares representing a majority of the total number of votes entitled to be cast are present in person or represented by effective proxies. On the record date, there were 111,579,643 shares of our Common Stock outstanding. Both abstentions and broker non-votes are counted as present for purposes of establishing the quorum necessary for the meeting to proceed. A broker non-vote results from a situation in which a broker holding your shares in "street" or "nominee" name indicates to us on a proxy that you have not voted and it lacks discretionary authority to vote your shares.

Q7: WHAT VOTE OF THE SHAREHOLDERS WILL RESULT IN THE MATTERS BEING PASSED?

A: ELECTION OF DIRECTORS. Director nominees need the affirmative vote of holders of a plurality of the shares represented in person or by proxy at the Meeting to be elected. The four nominees receiving the greatest number of votes at the Meeting will be deemed to have received a plurality of the voting power present. Neither abstentions nor broker non-votes will have any effect on the election of directors.

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS. To ratify the appointment of Marcum & Kliegman, LLP, as our independent public accountants for the current fiscal year, shareholders holding a majority of the shares represented in person or by proxy at the Meeting must affirmatively vote to approve the matter. Abstentions have the same effect as votes "against" the proposal, while broker non-votes have no effect.

Q8: HOW DOES THE BOARD RECOMMEND THAT I VOTE ON THE MATTERS PROPOSED?

A: The board of directors of New Visual unanimously recommends that shareholders vote FOR each of the proposals submitted at this year's Annual Meeting.

Q9: WILL THERE BE OTHER MATTERS PROPOSED AT THE ANNUAL MEETING?

A: New Visual's bylaws limit the matters presented at the Annual Meeting to those in the notice of the meeting (or any supplement), those otherwise properly presented by the board of directors and those presented by shareholders so long as the shareholder complies with certain advance notice requirements. Please refer to the section of this proxy statement captioned "Annual Meeting Advance Notice Requirements" for a description of these requirements. We do not expect any other matter to come before the Annual Meeting. However, if any other matter is presented, your signed proxy gives the individuals named as proxies authority to vote your shares in their discretion.

Q10: WHEN ARE 2006 SHAREHOLDER PROPOSALS DUE IF THEY ARE TO BE INCLUDED IN THE COMPANY'S PROXY MATERIALS?

A: To be included in our proxy statement for the 2006 Annual Meeting of Shareholders, a shareholder proposal must be received at New Visual's offices no later than February 25, 2006 (unless next year's meeting date is before June 28 or after August 26, in which case a proposal must be received a reasonable time before we begin to print and mail next year's proxy materials, and in compliance with the advance notice requirements of our bylaws). To curtail controversy as to the date on which the Company received a proposal, we suggest that proponents submit their proposals by certified mail, return receipt requested.


                                     ITEM 1.
                              ELECTION OF DIRECTORS

The board of directors of New Visual has currently set the number of directors constituting the whole board at seven. At the Annual Meeting, you and the other shareholders will elect four individuals to serve as directors until the 2006 Annual Meeting of Shareholders and their successors are elected and qualified. All nominees are currently serving as directors of New Visual.

Directors need the affirmative vote of holders of a plurality of the shares represented in person or by proxy at the Meeting to be elected. The four nominees receiving the greatest number of votes at the Meeting will be deemed to have received the votes of a plurality of the shares present. Neither abstentions nor broker non-votes will have any effect on the election of directors.

The persons designated as proxies will vote the enclosed proxy for the election of all of the nominees unless you direct them to withhold your vote for any one or more of the nominees. If any nominee becomes unable to serve as a director before the meeting (or decides not to serve), the individuals named as proxies may vote for a substitute or we may reduce the number of members of the board. We recommend a vote FOR each of the nominees.

Below are the names and ages of the nominees for director, the years they became directors, their principal occupations or employment for at least the past five years and certain of their other directorships, if any.

BRAD KETCH, age 42, has served as a director of the Company since December 2002. He has also served as our President and Chief Executive Officer since December 2002. In March 2002, Mr. Ketch became a consultant with us on our broadband technology and served in that capacity until July 2002, when he became our Chief Marketing Officer. With over 18 years experience creating shareholder value through broadband telecommunications products and services, Mr. Ketch, from October 2001 to March 2002, served as CEO of Kentrox LLC, a manufacturer and marketer of data networking equipment. At Kentrox, Mr. Ketch was responsible for a company with 260 employees and $90 million in annual revenues. From January 2001 to October 2001 Mr. Ketch implemented strategic plans for telecom service providers and equipment manufacturers through his telecommunications consulting company, Brad Ketch & Associates, of which he was founder and President. From February 1999 to January 2001 he was Senior Vice President of Sales and Marketing for HyperEdge Corporation, a company he co-founded. HyperEdge acquired and integrated broadband access equipment manufacturers to further enable service providers to deliver broadband access to the "Last Mile." From August 1997 through February 1999, Mr. Ketch implemented strategic business and technical plans for competitive local exchange carrier network access and created products targeted at the incumbent local exchange carrier market as a consultant to various telecommunications companies as a consultant with Brad Ketch & Associates. Prior to August 1997 he served in various capacities at Nortel, Advanced Fibre Communications and Cincinnati Bell. Mr. Ketch has a Bachelor of Arts degree in Economics from Wheaton College and a MBA from Northwestern University.

RAY WILLENBERG, JR., age 52, has served as a director of the Company since October 1996 and as Chairman of the Board of Directors since April 1997. Since March 2002, he has served as our Executive Vice President. Mr. Willenberg served as our President and Chief Executive Officer from April 1997 until March 2002. Mr. Willenberg joined us as Vice President and Corporate Secretary in 1996. From 1972 to 1995, Mr. Willenberg was Chief Executive Officer of Mesa Mortgage Company in San Diego, California.

THOMAS J. COOPER, age 55, has served as a director of the Company since March 2002. From June 1 to December 2, 2002, Mr. Cooper served as our President and Chief Executive Officer. Mr. Cooper has been engaged in the development, creation and management of global sales and marketing platforms for businesses operating in the areas of high technology, real estate, office automation, and telecommunications for the past 30 years. Mr. Cooper is currently the Senior Vice President of Sales and Marketing of Artimi, Inc., a fabless semiconductor firm based in Santa Clara, California serving new markets with Ultra Wideband wireless technology and products. From 1994 to 2002, Mr. Cooper served in various high-ranking positions at Conexant (formerly Virata), most recently as Senior Vice President, Corporate Development (from July 1999 to February 2002), where he was responsible for the development and implementation of long range growth strategies, including defining global partnership initiatives, identifying potential acquisition and joint venture candidates, and directing strategic investment of corporate capital into select ventures in which the company acquired minority stakes. From 1994 until 1999, Mr. Cooper served as Virata's Senior Vice President, Worldwide Sales and Marketing, where he oversaw all aspects of the company's product sales and marketing, corporate marketing/communications and public relations. During his tenure, Virata grew its revenues from $8.9 million in 1998, $9.3 million in 1999, and $21.8 million in 2000, to over $120 million in 2001.

JACK L. PECKHAM, age 63, has served as a director of the Company since March 2005. Mr. Peckham is a founder and director of Heritage Commerce Corp in San Jose, California and serves on its audit and compensation committees. He is currently the Chairman and Chief Executive Officer of Broadband Graphics, a company which owns and licenses intellectual property in the areas of video and desktop computing. From 1985 to 1998, Mr. Peckham held various positions at Atmel Corporation, retiring as its General Manager. Mr. Peckham received a Master of Arts and a Bachelor of Arts in finance and marketing from Burdette College in Boston.

            ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

The board of directors of New Visual met two times during the fiscal year ended October 31, 2004. No director who served during the 2004 fiscal year attended fewer than 75% of the meetings of the Board and of committees of the Board of which he was a member. Other actions were taken by unanimous consent in lieu of a meeting during the fiscal year ended October 31, 2004. In addition to regularly scheduled meetings, a number of directors were involved in numerous informal meetings with management, offering valuable advice and suggestions on a broad range of corporate matters.

During the fiscal year ended October 31, 2004, it was our policy to pay each outside director $2,000 for each meeting of our Board of Directors attended and for each committee meeting attended. During the year ended October 31, 2004, each outside director waived their board meeting and committee meeting fees until the Company's financial condition improves. . We reimburse our directors for reasonable expenses incurred in traveling to and from board or committee meetings. Upon his resignation as a director of the Company in March 2004, Ivan Berkowitz was paid $57,251, representing deferred meeting fees, expense reimbursements and fees for service as Vice Chairman of the Board of Directors accrued and unpaid though the date of his resignation.

In addition, we have granted stock and stock options to the directors to compensate them for their services. Our directors are eligible to receive stock option grants under our 2000 Omnibus Securities Plan. We did not grant options to our directors in 2004.

COMMITTEES OF THE BOARD OF DIRECTORS

Our board of directors operates with the assistance of the Audit Committee and the Compensation Committee. The function of the Audit Committee is to:

     o make recommendations to the full board of directors with respect to appointment of the Company's independent public accountants; and

     o meet periodically with our independent public accountants to review the general scope of audit coverage, including consideration of our accounting practices and procedures, our system of internal accounting controls and financial reporting.

The Audit Committee adopted a written charter governing its actions on June 26, 2000. The Audit Committee currently consists of Bruce Brown and Jack L. Peckham. The Company believes that Mr. Peckham meets the independence criteria set out in Rule 4200(a)(14) of the Marketplace Rules of the National Association of Securities Dealers and the rules of the and other requirements of the SEC. The Audit Committee, then consisting of Ivan Berkowitz and Bruce Brown, met four times during the fiscal year ended October 31, 2004. For a more detailed discussion of the Audit Committee, see "Audit Committee Report."

The function of the Compensation Committee is to review and approve the compensation arrangements for our executive officers. The Compensation Committee currently consists of Bruce Brown and Jack L. Peckham. The Compensation Committee, then consisting of Ivan Berkowitz and Bruce Brown, met once during the fiscal year ended October 31, 2004.

We do not maintain a formal nominating committee.

DIRECTOR RESIGNATIONS

Mr. Ivan Berkowitz resigned from his position as a director of the Company in March 2005. Mr. Bruce Brown has declined to stand for re-election as a director of the Company at the Annual Meeting.

             BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS, DIRECTORS
                             AND EXECUTIVE OFFICERS

The following table sets forth information as of June 15, 2005, concerning all persons known by us to own beneficially more than 5% of our Common Stock and concerning shares beneficially owned by each director and named executive officer and by all directors and executive officers as a group. Unless expressly indicated otherwise, each shareholder exercises sole voting and investment power with respect to the shares beneficially owned. The address for each of our executive officers and directors is 305 NE 102nd Avenue, Suite 105, Portland, Oregon 97220.

In accordance with the rules of the SEC, the table gives effect to the shares of Common Stock that could be issued upon the exercise of outstanding options and warrants and conversion of outstanding convertible securities within 60 days of June 15, 2005. Unless otherwise noted in the footnotes to the table and subject to community property laws where applicable, the following individuals have sole voting and investment control with respect to the shares beneficially owned by them. The address of each executive officer and director is c/o New Visual Corporation, 305 NE 102nd Avenue, Suite 105, Portland, Oregon 97220. We have calculated the percentages of shares beneficially owned based on 111,579,643 shares of Common Stock outstanding as of June 15, 2005.

                                                  SHARES BENEFICIALLY OWNED
                                               -------------------------------
PERSON OR GROUP                                Number              Percent (1)
-------------------------------------------    ----------------    -----------
Brad Ketch                                      2,373,333(2)          1.76%
Ray Willenberg, Jr.                             6,903,446(3)          5.99%
Thomas J. Cooper                                  700,000(4)             *
Bruce Brown                                       374,000(5)             *
Jack L. Peckham                                   300,000                *

All executive officers and directors
as a group (5 persons)                         10,650,779(6)          9.11%

* Less than 1%.

(1) Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of unissued shares as to which such person has the right to acquire voting and/or investment power within 60 days.
(2) Comprised of (i) 1,373,333 shares of Common Stock and (ii) 1,000,000 shares of Common Stock issuable upon exercise of options. Does not include 6,000,000 shares of Common Stock issuable upon exercise of options which vest upon the Company's release of a beta version of its semiconductor technologies.
(3) Comprised of (i) 3,181,613 shares of Common Stock, (ii) options to purchase 1,000,000 shares of Common Stock, and (iii) 2,721,833 shares of Common Stock issuable upon conversion of the convertible promissory note issued to Mr.Willenberg in March 2005. Does not include 6,000,000 shares of Common Stock issuable upon exercise of options which vest upon the Company's release of a beta version of its semiconductor technologies.
(4) Comprised of (i) 200,000 shares of Common Stock and (ii) 500,000 shares of Common Stock issuable upon exercise of options.
(5) Comprised of (i) 214,000 shares of Common Stock and (ii) 160,000 shares of Common Stock issuable upon exercise of options.
(6) Includes (i) 2,660,000 shares of Common Stock issuable upon exercise of options and (ii) 2,721,837 shares of Common Stock issuable upon conversion of convertible securities.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires each of our officers and directors and each person who owns more than 10% of a registered class of our equity securities to file with the SEC an initial report of ownership and subsequent reports of changes in such ownership. Such persons are further required by SEC regulation to furnish us with copies of all Section 16(a) forms (including Forms 3, 4 and 5) that they file. Based solely on our review of the copies of such forms received by us with respect to fiscal year 2004, or written representations from certain reporting persons, we believe all of our directors and executive officers met all applicable filing requirements, except as described in this paragraph.

                                     ITEM 2.
                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The board of directors has appointed Marcum & Kliegman, LLP ("Marcum") to serve as our independent public accountants for the fiscal year ending October 31, 2005 and is soliciting your ratification of that appointment.

Marcum has served as our independent public accountants since September 2002. In their role as independent public accountants, Marcum reports on our financial statements. They also assist us with due diligence activities in connection with our acquisitions and provide general accounting and tax consulting. We do not anticipate that a representative of Marcum will be present at the Meeting.

Your ratification of the Board's selection of Marcum is not necessary because the board of directors has responsibility for selection of our independent public accountants. However, the board of directors and the Audit Committee will take your vote on this proposal into consideration when selecting our independent public accountants in the future.

Aggregate fees for professional services rendered for the Company by Marcum & Kliegman LLP for the fiscal year ended October 31, 2004 and 2003 are set forth below. The aggregate fees included in the Audit category are fees billed for the fiscal years for the audit of the Company's annual financial statements and review of financial statements and statutory and regulatory filings or engagements. The aggregate fees included in each of the other categories are fees billed in the fiscal years.


                                           Fiscal Year Ended

                              October 31, 2004            October 31, 2003

Audit Fees                       $146,906                     $142,000
Audit Related Fees                $77,108                      $10,720
Tax Fees                          $13,784                      $15,043
All Other Fees                         $0                           $0
                                ---------                     --------
Total                            $237,799                     $167,763

Audit Fees were for professional services rendered for the audits of the consolidated financial statements of the Company, quarterly review of the financial statements included in Quarterly Reports on Form 10-QSB, consents, and other assistance required to complete the year end audit of the consolidated financial statements.

Audit-Related Fees were for assurance and related services reasonably related to the performance of the audit or review of financial statements and not reported under the caption Audit Fees.

Tax Fees were for professional services related to tax compliance, tax authority audit support and tax planning.

There were no fees that were classified as All Other Fees for each of our last two fiscal years.

To ratify the appointment of Marcum as our independent public accountants for the current fiscal year, shareholders holding a majority of the shares represented in person or by proxy at the Meeting must affirmatively vote to approve the matter. Abstentions have the same effect as votes "against" the proposal, while broker non-votes have no effect.

We recommend a vote FOR the ratification of Marcum as our independent public accountants for the current fiscal year.

AUDIT COMMITTEE REPORT

The Audit Committee's responsibilities are set forth in the Audit Committee Charter. The Audit Committee assists the full board of directors in fulfilling its oversight responsibilities. Our management prepares financial statements and establishes the system of internal control.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements with management, including a discussion of the acceptability as well as the appropriateness, of significant accounting principles. The Audit Committee also reviewed with management the reasonableness of significant estimates and judgments made in preparing the financial statements as well as the clarity of the disclosures in the financial statements.

The Audit Committee reviewed with our independent accountants, Marcum & Kliegman, LLP, its judgments as to the acceptability as well as appropriateness of the Company's application of accounting principles. Marcum has the responsibility for expressing an opinion on the conformity of the Company's audited financial statements with U.S. generally accepted accounting principles. The Audit Committee also discussed with Marcum matters required to be discussed under Statement on Auditing Standards No. 61 (Communicating with Audit Committees).

In addition, the Audit Committee discussed with Marcum its independence from management and the Company, the matters included in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the impact on auditor independence of non-audit related services provided to us by Marcum during the 2004 fiscal year. The Committee concluded that Marcum is independent from the Company and its management.

The Audit Committee discussed with Marcum the overall scope and plans for its audit. The Audit Committee meets with Marcum with and without management present to discuss the results of its audits, its opinions of the Company's system of internal controls, and the overall quality of the Company's financial reporting.

The Audit Committee held four meetings in fiscal 2004.

Ivan Berkowitz resigned from the Audit Committee in March 2005 upon his resignation as a director of the Company.

In reliance on the reviews and discussions noted above, the Audit Committee, then consisting of Mr. Berkowitz and Mr. Bruce Brown, recommended to the full board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended October 31, 2004 for filing with the SEC. The Audit Committee and the full board of directors have also recommended the selection of Marcum & Kliegman, LLP as the Company's independent public accountants for 2005.

June 1, 2005

                               THE AUDIT COMMITTEE
                                   Bruce Brown
                                 Jack L. Peckham

                ADDITIONAL INFORMATION CONCERNING OUR MANAGEMENT

EXECUTIVE COMPENSATION

The following table sets forth all compensation for each of the last three fiscal years awarded to, or earned by, our Chief Executive Officer and to all other executive officers serving as such at the end of 2004 whose salary and bonus exceeded $100,000 for the year ended October 31, 2004 or who, as of October 31, 2004, was being paid a salary at a rate of $100,000 per year.

                                   Summary Compensation Table

                                                                     Restricted    Securities
Name and Principal                                   Other Annual      Stock       Underlying
Position(s)                 Year       Salary        Compensation     Award(s)      Options
---------------------       ----     -----------     ------------    ----------    ------------
Brad Ketch                  2004     $  204,620(2)    $     --         86,667(3)
President and               2003        225,833(4)          --           --          1,500,000
Chief Executive             2002         60,000             --           --            455,000
Officer(and Principal
Financial Officer) (1)

Ray Willenberg, Jr.         2004        157,417(6)          --        176,667(7)            --
Chairman of the Board       2003        177,694(8)          --           --                 --
Executive Vice President    2002        258,406(9)          --           --            350,000
and former Chief
Executive Officer(5)

C. Rich Wilson III          2004         45,215             --         76,667               --
Former Vice                 2003        156,083             --           --                 --
President and               2002        166,329(11)      91,875(12)      --            600,000
Secretary (10)

Thomas J. Sweeney           2004         16,674             --           --                 --
Former Chief                2003        129,848             --           --                 --
Financial Officer (13)      2002        133,455(14)         --           --                 --

(1) Mr. Ketch was appointed Chief Executive Office on December 2, 2002.
(2) Does not include $45,380 in earned, but deferred payroll unpaid as October 31, 2004.
(3) In December 2003, Mr. Ketch received 40,000 shares of our Common Stock in lieu of $10,000 of deferred payroll. In March 2004, Mr. Ketch received 333,333 shares of our Common Stock valued at $76,333 as a performance bonus.
(4) Does not include $43,000 in earned, but deferred payroll unpaid as October 31, 2003.
(5) Mr. Willenberg served as our President and Chief Executive Officer until June 1, 2002, whereupon he resigned from such position and became our Executive Vice President.
(6) Includes $12,375 in bonuses paid Mr. Willenberg per his employment agreement. Does not include $29,958 in earned, but deferred payroll unpaid as of October 31, 2004. The Company owed Mr. Willenberg $353,318 in unpaid commissions as of October 31, 2004.
(7) In December 2003, Mr. Willenberg received 400,000 shares of Common Stock in lieu of $100,000 of unpaid bonuses. In March 2004, Mr. Willenberg received 333,333 shares of our Common Stock valued at $76,333 as a performance bonus.
(8) Includes $28,106 in bonuses paid Mr. Willenberg per his employment agreement. Does not include $24,019 in earned, but deferred payroll unpaid as of October 31, 2003. The Company owed Mr. Willenberg $463,878 in unpaid bonuses as of October 31, 2003. (In December 2003, Mr. Willenberg received 400,000 shares of Common Stock in lieu of $100,000 of unpaid bonuses.)
(9) Includes $14,250 in earned, but deferred payroll unpaid as of October 31, 2002.

(10) Mr. Wilson served as Vice President and Secretary from April 2000 until his resignation on from all positions with the Company on December 31, 2003.
(11) Includes $29,999 in earned, but deferred payroll unpaid as of October 31, 2002.
(12) Represents the issuance to Mr. Wilson in February 2002 of 250,000 shares of Common Stock valued at $0.37 per share.
(13) Mr. Sweeney served as Chief Financial Officer until his resignation on December 12, 2003.
(14) Includes $13,514 in earned, but deferred payroll unpaid as of October 31, 2002.

In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted for the named executive officers because the aggregate amount of these perquisites and other personal benefits was less than the lesser of $50,000 or 10% of annual salary and bonuses for the named executive officers.

OPTION GRANTS IN THE LAST FISCAL YEAR

No stock options were granted to the named executive officers during the year ended October 31, 2004

AGGREGATE OPTIONS EXERCISED IN 2004 AND 2004 YEAR END OPTION VALUES

The named executive officers did not exercise any stock options during the year ended October 31, 2004. The following table sets forth information as of October 31, 2004 concerning options held by the named executive officers.

                                                    Number of Securities          Value of Unexercised
                                                    Underlying Unexercised        In-The-Money
                                                    Options at Fiscal Year End    Options at Fiscal Year End (1)
                                                    ---------------------------   ---------------------------
                      Shares
                      Acquired on
                      Exercise (#)   Realized ($)   Exercisable   Unexercisable   Exercisable   Unexercisable
                      ------------   ------------   -----------   -------------   -----------   -------------
Brad Ketch                    --              --     1,255,000         700,000     $      --       $      --
Ray Willenberg, Jr.           --              --     1,120,000              --            --              --
C. Rich Wilson III (2)        --              --       745,000              --            --              --

(1) Based upon the difference between the exercise price of such options and the closing price of the Common Stock $0.10 on October 31, 2004, as reported on the Over-The-Counter Market, no options were in-the-money.
(2) Mr. Wilson resigned from our employ on December 31, 2003.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

BRAD KETCH. On December 2, 2002, we entered into an employment agreement with Brad Ketch pursuant to which Mr. Ketch was retained as our Chief Executive Officer. The agreement entered into with Mr. Ketch in December 2002 replaced the agreements previously entered into with Mr. Ketch (and discussed below) pursuant to which he was retained in various other capacities. Mr. Ketch's current agreement with us began on December 2, 2002 for a three-year term and provided for Mr. Ketch to receive an initial base salary of $250,000, with an annual bonus to be paid at the discretion of the Board of Directors in either cash or stock. In addition, pursuant to the agreement Mr. Ketch was issued an option to purchase 1,500,000 shares of our Common Stock at a per share exercise price of $0.64 vesting in 12 quarterly installments of 125,000, beginning March 1, 2003. This option was cancelled in April 2005. See "Certain Relationships and Related Transactions - Brad Ketch".

Mr. Ketch's agreement provided that he may be terminated for "cause," as defined in his employment agreement. If Mr. Ketch is terminated without "cause" or left New Visual for "good reason," each as defined in the agreement, he will receive a severance payment equal to two years of his base salary on the date of his termination. If Mr. Ketch is terminated without cause or with good reason within one year after a "change of control," as defined in the agreement, he will receive a severance payment equal to two years of his base salary and an amount equal to two times the amount of his last bonus received.

Prior to our entering into the agreement with Mr. Ketch retaining him as our Chief Executive Officer, we entered into several agreements with him during fiscal year 2002. In March 2002, we entered into a one-year consulting arrangement with Mr. Ketch, in which we retained Mr. Ketch to provide consulting and advisory services with respect to our technology for transmitting high speed data over extended ranges of copper telephone wire. Pursuant to this consulting agreement, we agreed to pay Mr. Ketch $15,000 per month and granted him an option to purchase 50,000 shares of our Common Stock at an exercise price of $1.02 per share, exercisable upon grant. This option was cancelled in April 2005. See "Certain Relationships and Related Transactions - Brad Ketch".

In July 2002, we entered into an employment agreement and a second stock option agreement with Mr. Ketch whereby he become our Chief Marketing Officer. This employment agreement, which was for a three year term, began on July 1, 2002, and provided for a base salary of $15,000 per month and an annual bonus to be paid at the discretion of the Board of directors in either cash or stock. Pursuant to this employment agreement, we issued Mr. Ketch an option to purchase 405,000 shares of Common Stock, of which 105,000 vested on the date of grant and the remainder vested quarterly, beginning on May 31, 2003, in equal amounts of 37,500 shares, at an exercise price of $1.09 per share. This option was cancelled in April 2005. See "Certain Relationships and Related Transactions - Brad Ketch".

RAY WILLENBERG, JR. On March 3, 2005, we entered into an employment agreement with Mr. Willenberg pursuant to which he continues to serve as our Executive Vice President for a term of three years commencing on March 23, 2005, subject to the earlier (i) the death or Disability (as defined in the employment agreement) of Mr. Willenberg; (ii) the termination of the agreement by either party without cause upon written notice; or (iii) termination of the agreement by us for Cause (as defined in the employment agreement).

Under this employment agreement, Mr. Willenberg is entitled to receive a commission on any equity or long-term debt financing we may obtain during the term of the agreement or the twelve month period after the termination thereof from any source introduced to us by Mr. Willenberg or as a result of Mr. Willenberg's personal efforts. Mr. Willenberg's commission will equal 6% of the aggregate annual proceeds of such financings up to $2 million; 5% of the aggregate annual proceeds of such financings in excess of $2 million and up to $5 million; and 4% of the aggregate annual proceeds of such financings in excess of $5 million. Mr. Willenberg is also entitled to be paid a bonus equal to the amount, if any, paid as a bonus to our Chief Executive Officer in connection with the successful commercialization of our technologies. Mr. Willenberg will not be paid a fixed salary for his service under the employment agreement.

Under this employment agreement, we granted Mr. Willenberg the right of first refusal to purchase our equity interest in Top Secret Productions, LLC in case of a bona fide third-party offer to purchase that interest or our determination to offer that interest for sale at a specified price.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

BRAD KETCH. During our 2002 fiscal year we entered into several agreements with Brad Ketch, our current Chief Executive Officer. In March 2002, we entered into a one-year consulting arrangement with Mr. Ketch, in which we retained Mr. Ketch to provide consulting and advisory services with respect to our technology for transmitting high speed data over extended ranges of copper telephone wire. Pursuant to this consulting agreement, we agreed to pay Mr. Ketch $15,000 per month and granted him an option to purchase 50,000 shares of our Common Stock at an exercise price of $1.02 per share, exercisable upon grant. This option was among those cancelled in April 2005, as described below.

In July 2002, we entered into an employment agreement and a second stock option agreement with Mr. Ketch whereby he become our Chief Marketing Officer. This employment agreement, which was for a three year term, began on July 1, 2002, and provided for a base salary of $15,000 per month and an annual bonus to be paid at the discretion of the Board of Directors in either cash or stock. Pursuant to this employment agreement, we issued Mr. Ketch an option to purchase 405,000 shares of Common Stock, of which 105,000 vested on the date of grant and the remainder vested quarterly, beginning on May 31, 2003, in equal amounts of 37,500 shares, at an exercise price of $1.09 per share. This option was among those cancelled in April 2005, as described below.

This July 2002 employment agreement was replaced in December 2002, when we entered into a second employment agreement and third stock option agreement with Mr. Ketch, by which Mr. Ketch became our Chief Executive Officer. This agreement, which is for a three year term, provides for a base salary of $250,000 per year, an annual bonus to be paid at the discretion of the Board of Directors in either cash or stock, and a stock option grant of 1,500,000 shares. It will be automatically renewed for successive one-year terms unless earlier terminated pursuant to the terms of the agreement or with 60 days' notice prior to the end of a term. The stock options awarded to Mr. Ketch in connection with his employment as our Chief Executive Officer, which were to vest in 12 quarterly installments of 125,000 shares beginning on March 1, 2003 and were exercisable at $0.64 per share, were among those cancelled in April 2005, as described below.

In April 2005, we issued to Mr. Ketch 1,000,0000 shares of Common Stock and an option to purchase 7,000,000 shares of Common Stock at an exercise price of $0.17 per share, which is equal to the closing price of the Common Stock on the Over the Counter Bulletin Board on the date of grant. 1,000,000 of the shares for which the option may be exercised vest upon our consummation of a capital financing from which we receive gross proceeds of at least $3.5 million and 6,000,000 of the shares for which the option may be exercised vest upon our release of a beta version of its semiconductor technologies. We consummated a capital financing from which we received gross proceeds of $3.5 million in May 2005. In consideration of this issuance of shares and options, options issued to Mr. Ketch in March, July and December 2002 to purchase an aggregate of 1,955,000 shares of Common Stock were cancelled.

RAY WILLENBERG, JR. In March 2005, we issued in favor of Ray Willenberg, Jr., our Executive Vice President, a convertible promissory note in the principal amount of $383,910.72 (the "Convertible Promissory Note"). The Convertible Promissory Note was issued in evidence of our obligation to Mr. Willenberg for deferred compensation. The Convertible Promissory Note is payable in monthly installments, on the first day of each month, beginning on April 1, 2005. Each month, we shall pay to Mr. Willenberg an amount not less than the monthly base salary paid to our Chief Executive Officer; provided, however, that if we determine in our sole discretion that we have the financial resources available therefor we shall pay Mr. Willenberg up to $20,833 per month. The Convertible Promissory Note does not bear interest. The Convertible Promissory Note is convertible, at the option of the holder, at any time and from time to time, into shares of Common Stock at a conversion price per share equal to the closing price of the Common Stock on the Over-the-Counter Bulletin Board on the date of conversion. Mr. Willenberg is entitled to require us to use our best efforts to include any shares of Common Stock issued upon conversion of the Convertible Promissory Note in any registration statement covering the sale of Common Stock that we may file, subject to certain limitations. Mr. Willenberg may, at his discretion, consider the Convertible Promissory Note immediately due and payable and may immediately enforce any and all of his rights under the Convertible Promissory Note or any other rights or remedies afforded by law, upon the occurrence of certain events specified in the Convertible Promissory Note.

On March 3, 2005, we entered into an employment agreement with Mr. Willenberg pursuant to which he continues to serve as our Executive Vice President for a term of three years commencing on March 23, 2005, subject to the earlier (i) the death or Disability (as defined in the employment agreement) of Mr. Willenberg;
(ii) the termination of the agreement by either party without cause upon written notice; or (iii) termination of the agreement by us for Cause (as defined in the employment agreement).

Under this employment agreement, Mr. Willenberg is entitled to receive a commission on any equity or long-term debt financing we may obtain during the term of the agreement or the twelve month period after the termination thereof from any source introduced to us by Mr. Willenberg or as a result of Mr. Willenberg's personal efforts. Mr. Willenberg's commission will equal 6% of the aggregate annual proceeds of such financings up to $2 million; 5% of the aggregate annual proceeds of such financings in excess of $2 million and up to $5 million; and 4% of the aggregate annual proceeds of such financings in excess of $5 million. Mr. Willenberg is also entitled to be paid a bonus equal to the amount, if any, paid as a bonus to our Chief Executive Officer in connection with the successful commercialization of our technologies. Mr. Willenberg will not be paid a fixed salary for his service under the employment agreement.

Under this employment agreement, we granted Mr. Willenberg the right of first refusal to purchase our equity interest in Top Secret Productions, LLC in case of a bona fide third-party offer to purchase that interest or our determination to offer that interest for sale at a specified price.

In April 2005, we issued to Mr. Willenberg 1,000,0000 shares of Common Stock and an option to purchase 7,000,000 shares of Common Stock at an exercise price of $0.17 per share, which is equal to the closing price of the Common Stock on the Over the Counter Bulletin Board on the date of grant. 1,000,000 of the shares for which the option may be exercised vest upon our consummation of a capital financing from which we receive gross proceeds of at least $3.5 million and 6,000,000 of the shares for which the option may be exercised vest upon our release of a beta version of its semiconductor technologies. We consummated a capital financing from which we received gross proceeds of $3.5 million in May 2005. In consideration of this issuance of shares and options, options previously issued to Mr. Willenberg to purchase an aggregate of 370,000 shares of Common Stock were cancelled.

                   ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS

SHAREHOLDER PROPOSALS. Our bylaws provide that shareholder proposals and director nominations by shareholders may be made in compliance with certain advance notice, informational and other applicable requirements. With respect to shareholder proposals (concerning matters other than the nomination of directors), the individual submitting the proposal must file a written notice with the Secretary of New Visual at 305 NE 102nd Avenue, Suite 105, Portland, Oregon 97220 setting forth certain information, including the following:

     o a brief description of the business desired to be bought before the meeting and the reasons for conducting that business at the meeting;

     o    the name and address of the proposing shareholder;

     o the number of shares of Common Stock beneficially owned by the proposing shareholder; and

     o    any material interest of the proposing shareholder in such business.

The notice must be delivered to the Secretary (1) at least 30, but no more than 60, days before any scheduled meeting or (2) if less than 40 days notice or prior public disclosure of the meeting is given, by the close of business on the 10th day following the giving of notice or the date public disclosure was made, whichever is earlier.

BOARD NOMINATIONS. A shareholder may recommend a nominee to become a director of New Visual by giving the Secretary of New Visual (at the address set forth above) a WRITTEN NOTICE setting forth the following information concerning each person the shareholder proposes to nominate:

     o    the name, age, business address and residence of the person;

     o    the principal occupation or employment of the person;

     o    the number of shares of Common Stock beneficially owned by the person;
          and

     o any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules of the SEC.

     o The shareholder's notice must also contain the following information concerning the proposing shareholder:

     o    the name and record address of the proposing shareholder; and

     o the number of shares of Common Stock beneficially owned by the proposing shareholder.

Such nominations must be made pursuant to the same advance notice requirements for shareholder proposals set forth in the preceding section.

GENERALLY. Our annual meetings are held each year at a time and place designated by our board of directors in the notice of the meeting. Copies of our bylaws are available upon written request made to the Secretary of New Visual at the above address. The requirements described above do not supersede the requirements or conditions established by the SEC for shareholder proposals to be included in our proxy materials for a meeting of shareholders. The chairman of the meeting may refuse to bring before a meeting any business not brought in compliance with applicable law and our bylaws.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at www.sec.gov. Statements contained in this proxy statement regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the SEC.

                                  ANNUAL REPORT

Enclosed are our Annual Report on Form 10-KSB for the fiscal year ended October 31, 2004, including audited financial statements, and our Quarterly Report on Form 10-QSB for the quarter ended April 30, 2005. Such reports do not form any part of the material for the solicitation of proxies.


            PLEASE TAKE A MOMENT NOW TO VOTE. PLEASE SIGN AND RETURN
           YOUR PROXY CARD OR FOLLOW THE PROCEDURES ON THE PROXY CARD
                            FOR VOTING BY TELEPHONE.

                                   THANK YOU.

                             NEW VISUAL CORPORATION

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
               THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                  JULY 27, 2005

The undersigned hereby constitutes and appoints BRAD KETCH with full power of substitution, attorney and proxy to represent and to vote all the shares of common stock, par value $.001 per share, of NEW VISUAL CORPORATION (the "Company") that the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders of the Company, to be held on July 27, 2005, and at any adjournment thereof, on the matters set forth on the reverse side and such other matters as may properly come before the meeting.

1. ELECTION OF DIRECTORS. Nominees: BRAD KETCH, RAY WILLENBERG, JR., THOMAS J. COOPER AND JACK L. PECKHAM.

(Mark only one of the following boxes.)

|_| VOTE FOR all nominees listed above, except vote withheld as to the following nominees (if any): _________________

|_| VOTE WITHHELD from all nominees.

2. PROPOSAL TO RATIFY THE APPOINTMENT OF MARCUM & KLIEGMAN, LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING OCTOBER 31, 2005.

|_| FOR |_| AGAINST |_| ABSTAIN

In their discretion, upon any other business that may properly come before the meeting or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted
(i) FOR the election as directors of the nominees of the Board of Directors,
(ii) FOR the ratification the appointment of Marcum & Kliegman, LLP as the independent public accountants of the Company for the year ending October 31, 2005; and (iii) in the discretion of the Proxies named in the proxy card on any other proposals to properly come before the Annual Meeting or any adjournment thereof.

The undersigned acknowledges receipt of the accompanying Proxy Statement dated June _______, 2005.

Dated: __________________, 2005

                           SIGNATURE OF SHAREHOLDER(S)

                           (When signing as attorney,
                               trustee, executor,
                            administrator, guardian,
                         corporate officer, etc., please
                          give full title. If more than
                          one trustee, all should sign.
                          Joint owners must each sign.)

                         Please date and sign exactly as
                               name appears above.

                         I plan |_| I do not plan |_| to
                           attend the Annual Meeting.